Exhibit 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Reports
First Quarter 2022 Results

HOLLAND, Mich. (April 28, 2022) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the first quarter 2022.

•	Net income of $6.0 million in first quarter 2022 versus $7.8 million in first quarter 2021
•	Decline in first quarter 2022 earnings from prior year primarily due to decrease in Paycheck Protection Program ("PPP") loan fees recognized and lower mortgage banking income
•	Provision for loan losses benefit of $1.5 million in first quarter 2022 reflecting improvement in economic conditions and net recoveries of $227,000 for the quarter
•	Loan portfolio balances, excluding PPP loans, up by $28.5 million (10% annualized growth rate) from fourth quarter 2021
•	Grew investment securities portfolio by $47.6 million in first quarter 2022 to supplement loan growth and continue strategic deployment of excess liquidity
•	Asset-sensitive balance sheet is well-positioned for a rising interest rate environment

The Company reported net income of $6.0 million, or $0.18 per diluted share, in the first quarter 2022 compared to $7.8 million, or $0.23 per diluted share, in the first quarter 2021.

"We are pleased to report that we have started 2022 with solid results for the first quarter of the year,” said Ronald L. Haan, President and CEO of the Company.  “We are encouraged by our commercial loan origination activity and the resulting portfolio growth in the first quarter 2022, excluding the expected run-off of PPP loans.  Our credit quality remains strong and we had no commercial loan chargeoffs during the first quarter 2022, contributing to a provision for loan loss benefit of $1.5 million for the quarter. Other fee income including wealth management fees, debit card interchange income and treasury management fees continued at healthy levels, offsetting much of the reduction in mortgage gains while total non-interest expenses were up only slightly in the first quarter 2022 compared to the same period in the prior year, despite significant inflationary pressures.”

“Through measured growth of our investment portfolio, we further accelerated the deployment of excess liquid funds caused by our robust deposit growth.  Focusing on short-term, high quality securities, we grew our investment portfolio by $47.6 million in the first quarter 2022.”

Macatawa Bank Corporation 1Q Results / page 2 of 7

Mr. Haan concluded:  "Despite a challenging environment, we produced strong results for the first quarter of 2022.  We believe the solid loan growth achieved in this first quarter reflects encouraging signs about our loan growth prospects for the rest of the year.  Further, we have managed our balance sheet to be asset-sensitive, and as such are very well-positioned to benefit from the rising interest rate environment that began late in the first quarter 2022 and is expected to accelerate in the second quarter.  We look forward to building on our first quarter momentum and seizing more opportunities to strategically deploy the excess funds our customers have entrusted us with into both loans and investment securities.”

Operating Results
Net interest income for the first quarter 2022 totaled $12.7 million, a decrease of $161,000 from the fourth quarter 2021 and a decrease of $1.8 million from the first quarter 2021.  Net interest margin for the first quarter 2022 was 1.85 percent, unchanged from the fourth quarter 2021, and down 48 basis points from the first quarter 2021.  Net interest income for the first quarter 2022 reflected amortization of $1.0 million in fees from loans originated under the PPP, compared to $1.2 million in the fourth quarter 2021 and $2.0 million in the first quarter 2021.  These fees are amortized over the loans’ contractual maturity, which is 24 months or 60 months, as applicable.  Upon Small Business Administration ("SBA") forgiveness, the remaining unamortized fees are recognized into interest income.  During the first quarter 2022, the Company approved and received forgiveness disbursements from the SBA on 175 loans with balances totaling $35.5 million.  In the fourth quarter 2021, the Company approved and received forgiveness disbursements from the SBA on 245 loans with balances totaling $36.7 million.  During the first quarter 2021, the Company approved and received forgiveness disbursements from the SBA on 573 loans with balances totaling $71.7 million.  There were $280,000 in net deferred PPP fees remaining as of March 31, 2022.  Net interest margin was further negatively impacted in the first quarter 2022 versus the first quarter 2021 by our carrying significantly higher balances of federal funds sold due to the significant increase in balances held by depositors throughout the COVID-19 pandemic.  These balances, which earned only 19 basis points in interest during the first quarter 2022, increased by $306.3 million, on average, from the first quarter 2021 and caused a 36 basis point decrease in net interest margin in the first quarter 2022 compared to first quarter 2021.  Floor rates established by the Company on its variable rate loans over recent years served to soften the negative impact on net interest income of the 2020 federal funds rate decreases.  Without these floors, net interest income for the quarter would have been lower than stated by approximately $1.0 million.

On July 7, 2021, the Company redeemed its remaining $20.0 million of trust preferred securities.  The Company estimates that this saves approximately $600,000 of interest expense annually, with regulatory capital remaining significantly above levels required to be categorized as well capitalized.

Non-interest income decreased $381,000 in the first quarter 2022 compared to the fourth quarter 2021 and decreased $1.6 million from the first quarter 2021.  Gains on sales of mortgage loans in the first quarter 2022 were down $206,000 compared to the fourth quarter 2021 and were down $1.7 million from the first quarter 2021.  The Company originated $10.1 million in mortgage loans for sale in the first quarter 2022 compared to $16.4 million in the fourth quarter 2021 and $47.3 million in the first quarter 2021. Deposit service charge income was up $5,000 in the first quarter 2022 compared to the fourth quarter 2021 and was up $219,000 from the first quarter 2021.  Other noninterest income was down $180,000 compared to the fourth quarter 2021 and was down $86,000 from the first quarter 2021.

Macatawa Bank Corporation 1Q Results / page 3 of 7

Non-interest expense was $11.7 million for the first quarter 2022, compared to $11.3 million for the fourth quarter 2021 and $11.5 million for the first quarter 2021.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were up $265,000 compared to the fourth quarter 2021 and were down $123,000 compared to the first quarter 2021.  The increase compared to the fourth quarter 2021 was due primarily to a higher level of medical insurance costs and 401k matching contributions and the decrease from the first quarter 2021 was due largely to a lower level of commissions from mortgage production as volume decreased.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q1 2022 to Q4 2021	Q1 2022 to Q1 2021

Salaries and other compensation	$70	$(132)
Salary deferral from commercial loans	22	138
Bonus accrual	(211)	39
Mortgage production – variable comp	(3)	(191)
401k matching contributions	127	85
Medical insurance costs	260	(62)
Total change in salaries and benefits	$265	$(123)

Occupancy expenses were up $209,000 in the first quarter 2022 compared to the fourth quarter 2021 and were up $135,000 compared to the first quarter 2021, primarily due to higher snow removal expenses incurred in the first quarter 2022.  FDIC assessment expense was $180,000 in the first quarter 2022 compared to $217,000 in the fourth quarter 2021 and $170,000 in the first quarter 2021.  FDIC assessment expense is impacted by changes in deposit balances between periods.  Legal and professional fees were down $80,000 in the first quarter 2022 compared to the fourth quarter 2021 and were down $24,000 compared to the first quarter 2021.  Data processing expenses were up $29,000 in the first quarter 2022 compared to the fourth quarter 2021 and were down $24,000 compared to the first quarter 2021.  Other categories of non-interest expense were relatively flat compared to the fourth quarter 2021 and the first quarter 2021 due to a continued focus on expense management.

Federal income tax expense was $1.4 million for the first quarter 2022, $1.4 million for the fourth quarter 2021, and $1.8 million for the first quarter 2021.  The effective tax rate was 18.8 percent for the first quarter 2022, compared to 18.0 percent for the fourth quarter 2021 and 18.5 percent for the first quarter 2021.

Macatawa Bank Corporation 1Q Results / page 4 of 7

Asset Quality
A provision for loan losses benefit of $1.5 million was recorded in the first quarter 2022 compared to provision benefit of $750,000 in the fourth quarter 2021 and no provision taken in the first quarter 2021.  Net loan recoveries for the first quarter 2022 were $227,000, compared to fourth quarter 2021 net loan recoveries of $107,000 and first quarter 2021 net loan recoveries of $44,000.  At March 31, 2022, the Company had experienced net loan recoveries in twenty-seven of the past twenty-nine quarters.  Total loans past due on payments by 30 days or more amounted to $171,000 at March 31, 2022, up $42,000 from $129,000 at December 31, 2021 and down $46,000 from $217,000 at March 31, 2021.  Delinquencies at March 31, 2022 were comprised of just three individual loans.  Delinquency as a percentage of total loans was just 0.02 percent at March 31, 2022, well below the Company’s peer level.

The allowance for loan losses of $14.6 million was 1.33 percent of total loans at March 31, 2022, compared to $15.9 million or 1.43 percent of total loans at December 31, 2021, and $17.5 million or 1.26 percent at March 31, 2021.  The ratio at March 31, 2022, December 31, 2021 and March 31, 2021 includes PPP loans, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio excluding PPP loans was 1.34 percent at March 31, 2022, 1.49 percent at December 31, 2021 and 1.55 percent at March 31, 2021.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 162-to-1 as of March 31, 2022.

At March 31, 2022, the Company's nonperforming loans were $90,000, representing 0.01 percent of total loans.  This compares to $92,000 (0.01 percent of total loans) at December 31, 2021 and $525,000 (0.04 percent of total loans) at March 31, 2021.  Other real estate owned and repossessed assets were $2.3 million at March 31, 2022, compared to $2.3 million at December 31, 2021 and $2.4 million at March 31, 2021. Total non-performing assets, including other real estate owned and nonperforming loans, were $2.4 million, or 0.08 percent of total assets, at March 31, 2022.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $463,000 from March 31, 2021 to March 31, 2022.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	June 30, 2021	Mar 31, 2021

Commercial Real Estate	$5	$5	$332	$341	$432
Commercial and Industrial	1	1	---	---	---
Total Commercial Loans	6	6	332	341	432
Residential Mortgage Loans	84	86	88	92	93
Consumer Loans	---	---	---	---	---
Total Non-Performing Loans	$90	$92	$420	$433	$525

Macatawa Bank Corporation 1Q Results / page 5 of 7

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	June 30, 2021	Mar 31, 2021

Non-Performing Loans	$90	$92	$420	$433	$525
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,343	2,343	2,343	2,343	2,371
Total Non-Performing Assets	$2,433	$2,435	$2,763	$2,776	$2,896

Balance Sheet, Liquidity and Capital

Total assets were $2.93 billion at March 31, 2022, an increase of $1.1 million from $2.93 billion at December 31, 2021 and an increase of $195.5 million from $2.73 billion at March 31, 2021.  Assets were elevated at each period due to customers holding a higher level of deposits during the COVID-19 pandemic, including balances from PPP loan proceeds.  Total loans were $1.10 billion at March 31, 2022, a decrease of $7.1 million from $1.11 billion at December 31, 2021 and a decrease of $281.0 million from $1.38 billion at March 31, 2021.

Commercial loans decreased by $254.1 million from March 31, 2021 to March 31, 2022, along with a decrease of $25.4 million in the residential mortgage portfolio, and a decrease of $1.5 million in the consumer loan portfolio.  Within commercial loans, commercial real estate loans decreased by $18.3 million and commercial and industrial loans decreased by $235.8 million.  However, the largest decrease in commercial loans was in PPP loans which decreased by $246.4 million due to forgiveness by the SBA.  Excluding PPP loans, total commercial loans increased by $30.7 million during the first quarter 2022.  The loan growth experienced in this quarter is the direct result of both new loan prospecting efforts and existing customers beginning to borrow more for expansion of their businesses as pandemic risks to economic conditions decrease.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	June 30, 2021	Mar 31, 2021

Construction and Development	$104,945	$103,755	$104,636	$102,608	$117,178
Other Commercial Real Estate	417,368	412,346	422,574	427,291	423,424
Commercial Loans Secured by Real Estate	522,313	516,101	527,210	529,899	540,602
Commercial and Industrial	402,854	378,318	356,812	359,846	392,208
Paycheck Protection Program	7,393	41,939	77,571	169,679	253,811
Total Commercial Loans	$932,560	$936,358	$961,593	$1,059,424	$1,186,621

Bank owned life insurance was $52.7 million at March 31, 2022, up $252,000 from $52.5 million at December 31, 2021 and up $10.5 million from $42.2 million at March 31, 2021 due to an additional $10.0 million in insurance policies purchased early in the second quarter 2021 and earnings on the underlying investments.

Macatawa Bank Corporation 1Q Results / page 6 of 7

Total deposits were $2.58 billion at March 31, 2022, up $4.3 million, or 0.2 percent, from $2.58 billion at December 31, 2021 and up $194.4 million, or 8.1 percent, from $2.39 billion at March 31, 2021.  Demand deposits were down $25.3 million in the first quarter 2022 compared to the fourth quarter 2021 and were up $134.2 million compared to the first quarter 2021.  Money market deposits and savings deposits were up $33.6 million from the fourth quarter 2021 and were up $259.8 million from the first quarter 2021.  Certificates of deposit were down $3.9 million at March 31, 2022 compared to December 31, 2021 and were down $16.9 million compared to March 31, 2021 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Company has experienced some shifting between deposit types and, overall, deposit customers are holding higher levels of liquid deposit balances in the low interest rate environment and due to uncertainty related to the COVID-19 pandemic.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Other borrowed funds of $85.0 million at March 31, 2022 were unchanged compared to $85.0 million at December 31, 2021 and were up $15.0 million compared to $70.0 million at March 31, 2021.  The increase from the first quarter 2021 was due to an additional $25.0 million advance taken in the third quarter 2021, partially offset by the maturity of a $10.0 million advance in the first quarter 2022.  This $25.0 million advance was putable quarterly by the FHLB and carried a rate of 0.01%.  Considering the additional dividend provided by the FHLB on activity based stock, this advance effectively carried a negative interest rate, resulting in positive income for the Company from the advance.  The put option on this advance was executed by the FHLB and the advance was repaid in full on January 21, 2022 and was replaced by a similar advance carrying a rate of 0.05%.  This advance also had a put option that was executed by the FHLB, and the Company repaid the advance in full as required on April 21, 2022.

Long-term debt decreased by $20.6 million from March 31, 2021 to March 31, 2022 due to the redemption of the Company’s remaining $20.6 million trust preferred securities on July 7, 2021.  The Company had no long-term debt remaining at March 31, 2022.

The Company's total risk-based regulatory capital ratio at March 31, 2022 was consistent with the ratio at December 31, 2021.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at March 31, 2022.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 1Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contact:
Jon W. Swets
Chief Financial Officer
616-494-7645
jswets@macatawabank.com

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	1st Qtr	4th Qtr	1st Qtr
EARNINGS SUMMARY	2022	2021	2021
Total interest income	$13,143	$13,334	$15,274
Total interest expense	478	508	784
Net interest income	12,665	12,826	14,490
Provision for loan losses	(1,500)	(750)	-
Net interest income after provision for loan losses	14,165	13,576	14,490

NON-INTEREST INCOME
Deposit service charges	1,211	1,206	992
Net gains on mortgage loans	308	514	2,015
Trust fees	1,088	1,114	1,005
Other	2,358	2,512	2,527
Total non-interest income	4,965	5,346	6,539

NON-INTEREST EXPENSE
Salaries and benefits	6,289	6,024	6,412
Occupancy	1,172	963	1,037
Furniture and equipment	1,016	1,011	937
FDIC assessment	180	217	170
Other	3,082	3,122	2,929
Total non-interest expense	11,739	11,337	11,485
Income before income tax	7,391	7,585	9,544
Income tax expense	1,391	1,369	1,766
Net income	$6,000	$6,216	$7,778

Basic earnings per common share	$0.18	$0.18	$0.23
Diluted earnings per common share	$0.18	$0.18	$0.23
Return on average assets	0.82%	0.85%	1.17%
Return on average equity	9.54%	9.84%	12.91%
Net interest margin (fully taxable equivalent)	1.85%	1.85%	2.33%
Efficiency ratio	66.59%	62.39%	54.62%

BALANCE SHEET DATA	March 31	December 31	March 31
Assets	2022	2021	2021
Cash and due from banks	$31,957	$23,669	$26,900
Federal funds sold and other short-term investments	1,078,983	1,128,119	884,985
Debt securities available for sale	346,114	416,063	233,672
Debt securities held to maturity	254,565	137,003	89,170
Federal Home Loan Bank Stock	10,211	11,558	11,558
Loans held for sale	855	1,407	9,315
Total loans	1,101,902	1,108,993	1,382,951
Less allowance for loan loss	14,616	15,889	17,452
Net loans	1,087,286	1,093,104	1,365,499
Premises and equipment, net	41,413	41,773	43,113
Bank-owned life insurance	52,720	52,468	42,244
Other real estate owned	2,343	2,343	2,371
Other assets	23,436	21,244	25,514

Total Assets	$2,929,883	$2,928,751	$2,734,341

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$918,907	$886,115	$848,798
Interest-bearing deposits	1,663,390	1,691,843	1,539,147
Total deposits	2,582,297	2,577,958	2,387,945
Other borrowed funds	85,000	85,000	70,000
Long-term debt	-	-	20,619
Other liabilities	16,984	11,788	13,398
Total Liabilities	2,684,281	2,674,746	2,491,962

Shareholders' equity	245,602	254,005	242,379

Total Liabilities and Shareholders' Equity	$2,929,883	$2,928,751	$2,734,341

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2022	2021	2021	2021	2021
EARNINGS SUMMARY
Net interest income	$12,665	$12,826	$14,296	$14,457	$14,490
Provision for loan losses	(1,500)	(750)	(550)	(750)	-
Total non-interest income	4,965	5,346	5,642	6,169	6,539
Total non-interest expense	11,739	11,337	11,550	11,718	11,485
Federal income tax expense	1,391	1,369	1,736	1,840	1,766
Net income	$6,000	$6,216	$7,202	$7,818	$7,778

Basic earnings per common share	$0.18	$0.18	$0.21	$0.23	$0.23
Diluted earnings per common share	$0.18	$0.18	$0.21	$0.23	$0.23

MARKET DATA
Book value per common share	$7.17	$7.41	$7.38	$7.26	$7.09
Tangible book value per common share	$7.17	$7.41	$7.38	$7.26	$7.09
Market value per common share	$9.01	$8.82	$8.03	$8.75	$9.95
Average basic common shares	34,254,772	34,229,664	34,190,264	34,193,016	34,195,526
Average diluted common shares	34,254,772	34,229,664	34,190,264	34,193,016	34,195,526
Period end common shares	34,253,962	34,259,945	34,189,799	34,192,317	34,193,132

PERFORMANCE RATIOS
Return on average assets	0.82%	0.85%	0.98%	1.11%	1.17%
Return on average equity	9.54%	9.84%	11.52%	12.79%	12.91%
Net interest margin (fully taxable equivalent)	1.85%	1.85%	2.04%	2.19%	2.33%
Efficiency ratio	66.59%	62.39%	57.93%	56.81%	54.62%
Full-time equivalent employees (period end)	311	311	318	321	327

ASSET QUALITY
Gross charge-offs	$35	$22	$22	$30	$50
Net charge-offs/(recoveries)	$(227)	$(107)	$(276)	$(104)	$(44)
Net charge-offs to average loans (annualized)	-0.08%	-0.04%	-0.09%	-0.03%	-0.01%
Nonperforming loans	$90	$92	$420	$433	$525
Other real estate and repossessed assets	$2,343	$2,343	$2,343	$2,343	$2,371
Nonperforming loans to total loans	0.01%	0.01%	0.04%	0.03%	0.04%
Nonperforming assets to total assets	0.08%	0.08%	0.10%	0.09%	0.11%
Allowance for loan losses	$14,616	$15,889	$16,532	$16,806	$17,452
Allowance for loan losses to total loans	1.33%	1.43%	1.45%	1.36%	1.26%
Allowance for loan losses to total loans (excluding PPP loans)	1.34%	1.49%	1.56%	1.57%	1.55%
Allowance for loan losses to nonperforming loans	16240.00%	17270.65%	3936.19%	3881.29%	3324.19%

CAPITAL
Average equity to average assets	8.62%	8.66%	8.48%	8.70%	9.04%
Common equity tier 1 to risk weighted assets (Consolidated)	16.92%	17.24%	17.43%	17.10%	16.73%
Tier 1 capital to average assets (Consolidated)	8.82%	8.72%	8.51%	9.48%	9.80%
Total capital to risk-weighted assets (Consolidated)	17.88%	18.32%	18.58%	19.66%	19.33%
Common equity tier 1 to risk weighted assets (Bank)	16.39%	16.70%	16.88%	16.57%	17.60%
Tier 1 capital to average assets (Bank)	8.55%	8.44%	8.24%	8.49%	9.52%
Total capital to risk-weighted assets (Bank)	17.35%	17.77%	18.02%	17.73%	18.81%
Common equity to assets	8.38%	8.67%	8.69%	8.44%	8.87%
Tangible common equity to assets	8.38%	8.67%	8.69%	8.44%	8.87%

END OF PERIOD BALANCES
Total portfolio loans	$1,101,902	$1,108,993	$1,136,613	$1,238,327	$1,382,951
Earning assets	1,701,699	2,803,853	2,768,507	2,803,634	2,611,093
Total assets	2,929,883	2,928,751	2,901,500	2,941,086	2,734,341
Deposits	2,582,297	2,577,958	2,553,175	2,600,076	2,387,945
Total shareholders' equity	245,602	254,005	252,213	248,217	242,379

AVERAGE BALANCES
Total portfolio loans	$1,092,673	$1,109,863	$1,182,633	$1,324,915	$1,401,399
Earning assets	2,788,254	2,780,236	2,804,157	2,669,862	2,537,300
Total assets	2,917,462	2,917,569	2,948,664	2,809,487	2,666,802
Deposits	2,569,315	2,564,961	2,605,043	2,468,398	2,321,012
Total shareholders' equity	251,600	252,606	249,994	244,516	241,023